As filed with the Securities and Exchange Commission on May 18, 2012

 Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BreitBurn Energy Partners L.P.

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-3169953 (I.R.S. Employer Identification No.)

515 South Flower Street, Suite 4800 Los Angeles, California (Address of principal executive offices)	90071 (Zip Code)

First Amended and Restated BreitBurn Energy Partners L.P. 2006 Long-Term Incentive Plan, as Amended

(Full Title of the Plan(s))

Halbert S. Washburn 515 South Flower Street, Suite 4800 Los Angeles, California 90071 (213) 225-5900 (Name, address, and telephone number, including area code, of agent for service)

Copies to: Steven B. Stokdyk Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 (213) 485-1234

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common units representing limited partner interests to be issued under the First Amended and Restated BreitBurn Energy Partners L.P. 2006 Long-Term Incentive Plan, as amended	3,002,064 common units	$17.44	$52,355,996	$6,000

(1)	The registration fee for such common units was calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Act”), based on the average of the high ($17.58) and low ($17.30) prices of the common units as reported on the NASDAQ Global Select Market on May 16, 2012.

(2)	Amount to be Registered multiplied by the Proposed Maximum Offering Price Per Share.

EXPLANATORY NOTE

This Registration Statement is being filed to register an additional 3,002,064 common units representing limited partnership interests in BreitBurn Energy Partners L.P. (the “Partnership”) for issuance under the First Amended and Restated BreitBurn Energy Partners L.P. 2006 Long-Term Incentive Plan, as amended (the “Long-Term Incentive Plan”). An amendment to the Long-Term Incentive Plan to increase the maximum number of common units of the Partnership that may be delivered with respect to awards granted thereunder by an additional 3,000,000 units was approved at the 2011 Annual Meeting of Limited Partners of the Partnership on June 23, 2011, as previously reported on the Partnership’s Current Report on Form 8-K filed on June 27, 2011. The Partnership is filing this Registration Statement to register these additional 3,000,000 common units, as well as to register an additional 2,064 common units available for grant under the Long-Term Incentive Plan but not previously registered. Pursuant to General Instruction E of Form S-8, the Partnership incorporates by reference into this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein, the contents of its Registration Statement on Form S-8 relating to the Long-Term Incentive Plan filed with the Securities and Exchange Commission on February 12, 2008 (Registration No. 333-149190).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits

The Exhibit Index filed herewith and appearing immediately after the signature page to this Registration Statement is incorporated by reference in this Item 8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 18th day of May 2012.

BREITBURN ENERGY PARTNERS L.P.

By:	BREITBURN GP, LLC

Its:	General Partner

/s/ Halbert S. Washburn
By: Halbert S. Washburn
Title: Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of the Partnership hereby constitute and appoint Halbert S. Washburn, Randall H. Breitenbach and James G. Jackson each with full power to act with full power of substitution and resubstitution, as our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this registration statement and hereby ratify and confirm all that such attorney-in-fact or his or her substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Halbert S. Washburn
Halbert S. Washburn	Chief Executive Officer and Director of BreitBurn GP, LLC	May 18, 2012
/s/ Randall H. Breitenbach
Randall H. Breitenbach	President and Director of BreitBurn GP, LLC	May 18, 2012
/s/ James G. Jackson
James G. Jackson	Chief Financial Officer of BreitBurn GP, LLC	May 18, 2012
/s/ Lawrence C. Smith
Lawrence C. Smith	Controller of BreitBurn GP, LLC	May 18, 2012
/s/ John R. Butler, Jr.
John R. Butler, Jr.	Chairman of the Board of Directors of BreitBurn GP, LLC	May 18, 2012

/s/ David B. Kilpatrick
David B. Kilpatrick	Director of BreitBurn GP, LLC	May 18, 2012

/s/ Gregory J. Moroney
Gregory J. Moroney	Director of BreitBurn GP, LLC	May 18, 2012

/s/ Charles S. Weiss
Charles S. Weiss	Director of BreitBurn GP, LLC	May 18, 2012

EXHIBIT INDEX

Exhibit	Description
5.1*	Opinion of Latham & Watkins LLP

10.1†	First Amended and Restated BreitBurn Energy Partners L.P. 2006 Long-Term Incentive Plan effective as of October 29, 2009 (incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the period ended September 30, 2009 (File No. 001-33055), filed on November 6, 2009)

10.2*	First Amendment to the First Amended and Restated BreitBurn Energy Partners L.P. 2006 Long-Term Incentive Plan effective as of April 27, 2011

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP

23.3*	Consent of PricewaterhouseCoopers LLP

23.4*	Consent of Netherland, Sewell & Associates, Inc.

23.5*	Consent of Schlumberger Data & Consulting Services

24.1*	Power of Attorney (set forth on the signature page of this Registration Statement)

† Incorporated by reference.

* Filed herewith.